Exhibit 99.1

Match Group Reports Third Quarter 2017 Results
Dallas, TX—November 7, 2017—Match Group (NASDAQ: MTCH) reported third quarter 2017 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on November 8, 2017. The investor presentation is available on the Investor Relations section of its website at http://ir.mtch.com.
“Growth at Match Group accelerated in the third quarter, driven by fantastic performance at Tinder and Match and OkCupid further stabilizing,” said Greg Blatt, Chairman and CEO.  “Overall company momentum is growing and we’re very well positioned for Mandy Ginsberg to assume the CEO role.”
Q3 2017 HIGHLIGHTS

•	Total Revenue was $343 million, a 19% increase over the prior year quarter.

•	Direct Revenue grew to $330 million, an increase of 21%, driven by 18% growth in Average PMC to 6.6 million and a 1% increase in ARPPU.

•	Average PMC at Tinder exceeded 2.5 million, adding a record 476,000 PMC during the third quarter, driven primarily by product changes and technology improvements.

•	Operating income was $91 million, flat to Q3 2016, and Adjusted EBITDA increased 12% to $120 million, both burdened by $11 million in expenses related to the Tinder option conversion and exercises.

•	Diluted EPS was $0.98 for the quarter, an increase of more than 360% over the prior year quarter, driven by corporate tax benefits from employee equity award exercises.

•	Operating cash flow for the nine months ended September 30, 2017 increased 17% to $230 million compared to the prior year period, while Free Cash Flow increased 31% to $208 million.
Key Financial and Operating Metrics
All results are for continuing operations, unless otherwise noted.

(In thousands, except EPS and ARPPU)	Q3 2017	Q3 2016	Change
Revenue	$343,418	$287,530	19%
Operating Income	$91,008	$90,938	—%
Net Earnings attributable to shareholders	$287,688	$56,410	410%
Diluted EPS	$0.98	$0.21	367%
Adjusted EBITDA	$119,564	$107,101	12%
Adjusted Net Income	$55,964	$60,068	(7)%
Adjusted EPS	$0.19	$0.22	(14)%
Average PMC	6,559	5,546	18%
ARPPU	$0.54	$0.53	1%
See reconciliations of GAAP to non-GAAP measures starting on page 9.

Revenue

(Dollars in thousands)	Q3 2017	Q3 2016	Change
Direct Revenue:
North America	$188,869	$172,441	10%
International	141,229	101,286	39%
Total Direct Revenue	330,098	273,727	21%
Indirect Revenue	13,320	13,803	(3)%
Total Revenue	$343,418	$287,530	19%
Total Direct Revenue grew 21% driven by an 18% increase in Average PMC and a 1% increase in overall ARPPU. Indirect Revenue declined $0.5 million due to declines at brands other than Tinder, partially offset by continued advertising revenue growth at Tinder.
Average PMC

(In thousands)	Q3 2017	Q3 2016	Change
Average PMC:
North America	3,668	3,371	9%
International	2,891	2,175	33%
Total Average PMC	6,559	5,546	18%
ARPPU

(Change calculated using non-rounded numbers)	Q3 2017	Q3 2016	Change
ARPPU:
North America	$0.55	$0.56	—%
International	$0.52	$0.50	3%
Total ARPPU	$0.54	$0.53	1%

Operating Costs and Expenses

(Dollars in thousands)	Q3 2017	% of Revenue	Q3 2016	% of Revenue	Change
Cost of revenue	$72,044	21%	$50,770	18%	42%
Selling and marketing expense	94,870	28%	87,889	31%	8%
General and administrative expense	49,940	15%	30,014	10%	66%
Product development expense	27,008	8%	17,345	6%	56%
Depreciation	8,147	2%	7,192	3%	13%
Amortization of intangibles	401	—%	3,382	1%	(88)%
Total operating costs and expenses	$252,410	73%	$196,592	68%	28%
Operating costs and expenses were $252 million, or 73% of revenue, compared to $197 million, or 68% of revenue, for the prior year quarter. The increase in operating costs and expenses is primarily driven by increased employee costs of $24.6 million, inclusive of stock-based compensation expense, across most expense categories, and increased in-app purchase fees of $20.4 million, included in “Cost of Revenue.” The increase in employee costs was primarily due to $10.1 million for the employer portion of payroll taxes paid upon the exercise of Match Group options following the conversion of the Tinder equity awards, stock-based compensation expense of $9.2 million, and increased headcount, primarily at Tinder as we continue to grow the business. Selling and marketing expense increased primarily due to strategic marketing investments in certain international markets and increased headcount at our Tinder business, while continuing to decline as a percentage of revenue primarily due to the continued product mix shift toward brands with lower marketing spend as a percentage of revenue and continued reduction in marketing spend at our Affinity brands. General and administrative expense includes $0.1 million in contingent consideration expense compared to income of $5.1 million in the prior year quarter. These increases were partially offset by lower amortization of intangibles as a significant portion of our scheduled amortization from the acquisition of PlentyOfFish concluded at the end of 2016.
Operating Income and Adjusted EBITDA

(Dollars in thousands)	Q3 2017	Q3 2016	Change
Operating income	$91,008	$90,938	—%
Operating income margin	27%	32%	(5.1) pts

Adjusted EBITDA	$119,564	$107,101	12%
Adjusted EBITDA Margin	35%	37%	(2.4) pts
Operating income was flat, reflecting the impact of the increases in operating costs and expenses described in the preceding paragraph. Adjusted EBITDA, which excludes stock-based compensation expense and contingent consideration fair value adjustments, increased 12% over the prior year quarter because of revenue growth, partially offset by the impact of the increases in operating costs and expenses described in the preceding paragraph. Both operating income and Adjusted EBITDA were burdened by $11 million in expenses related to the Tinder option conversion and exercises.

OTHER ITEMS
Income Taxes
The Q3 2017 income tax benefit of $226 million for GAAP is primarily due to employee exercises of stock-based awards and the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09) on January 1, 2017. Under ASU No. 2016-09, excess tax benefits generated upon the purchase or exercise of stock-based awards are recognized as a reduction to the income tax provision rather than additional paid-in capital. The effective income tax rate for GAAP was 26% in Q3 2016. The effective income tax rates for Adjusted Net Income in Q3 2017 and Q3 2016 were 32% and 29%, respectively.  The Q3 2017 effective income tax rate for Adjusted Net Income is higher than the prior year quarter primarily due to foreign exchange losses that are not tax deductible in the current period.
DILUTIVE SECURITIES
Match Group has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 11/3/2017	Dilution at:
Share Price	$27.01	$28.00	$29.00	$30.00	$31.00
Absolute Shares as of 11/3/2017	273.2	273.2	273.2	273.2	273.2
Vested Options and Awards
Match Group Options	2.6	2.6	2.7	2.8	2.8
IAC Equity	0.3	0.3	0.3	0.3	0.2
Total Dilution - Vested Options and Awards	2.9	2.9	3.0	3.0	3.0
Unvested Options and Awards
Match Group Options	8.9	9.2	9.5	9.7	10.0
Match Group RSUs	2.7	2.7	2.8	2.8	2.8
IAC Equity	0.2	0.2	0.2	0.2	0.2
Total Dilution - Unvested Options and Awards	11.8	12.1	12.4	12.7	12.9

Total Dilution	14.7	15.1	15.4	15.7	16.0
% Dilution	5.1%	5.2%	5.3%	5.4%	5.5%
Total Diluted Shares Outstanding	287.9	288.2	288.5	288.8	289.1
The table above assumes that the proceeds from the exercise of Match Group options and the corporate income tax benefit received upon the exercise of all Match Group options and the vesting of all restricted, performance-based and market-based stock awards (together, the “Match Group RSUs”) are used to repurchase Match Group shares, whether or not such repurchases actually occur. This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future stock-based compensation expense of all unvested stock-based awards; (ii) includes in assumed proceeds the entire estimated corporate income tax benefit to Match Group; and (iii) includes the shares related to performance-based and market-based awards that are considered probable of vesting, if dilutive. This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.
The IAC equity awards represent options and market-based restricted stock units denominated in the shares of IAC that have been issued to employees of Match Group. Upon exercise or vesting, IAC will settle the awards with shares of IAC, and Match Group will issue additional shares to IAC as reimbursement. The number of common shares reflected in the dilution table above reflects the current market price of IAC at various market prices of our common stock. The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price and changes in IAC’s stock price.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2017, Match Group had 273.0 million common and class B common shares outstanding. Match Group did not make purchases under the previously announced share repurchase program during the quarter or subsequently through today’s date.
As of September 30, 2017, the Company had $158 million in cash and cash equivalents and had $1.3 billion of long-term debt. The Company has a $500 million revolving credit facility, which was undrawn as of September 30, 2017 and currently remains undrawn.
In August 2017, the Company increased its term loan by $75 million to $425 million and repriced the term loan, reducing the applicable interest margin by 0.75% per annum to LIBOR plus 2.50%, with a LIBOR floor of 0.00% (previously, the terms were LIBOR plus 3.25%, with a LIBOR floor of 0.75%).
During the third quarter 2017, the Company made cash payments totaling approximately $500 million to cover (i) withholding taxes paid on behalf of employees who exercised options that were net settled and (ii) the purchase of certain fully vested awards. As a result of the taxes paid in connection with the net settlement of these options and the purchase of a portion of the options in cash, the number of Company common shares that would have been issued upon exercise of these options was reduced by 26.7 million shares. The Company recognized a cash income tax benefit of the intrinsic value of the awards exercised during the quarter of approximately $260 million, and, as a result, the Company does not currently expect to pay a significant amount of domestic income taxes until 2020.
In October 2017, the Company sold a cost method investment receiving net cash proceeds of $60.2 million.
As of September 30, 2017, IAC’s economic ownership interest and voting interest in Match Group were 81.3% and 97.6%, respectively.
CONFERENCE CALL
Match Group will audiocast a conference call to answer questions regarding its third quarter financial results on Wednesday, November 8, 2017 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public at, and the investor presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS
MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Revenue	$343,418	$287,530	$951,754	$823,240
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	72,044	50,770	193,557	141,516
Selling and marketing expense	94,870	87,889	289,706	281,156
General and administrative expense	49,940	30,014	137,721	104,383
Product development expense	27,008	17,345	73,089	58,438
Depreciation	8,147	7,192	23,619	20,119
Amortization of intangibles	401	3,382	1,208	15,004
Total operating costs and expenses	252,410	196,592	718,900	620,616
Operating income	91,008	90,938	232,854	202,624
Interest expense	(19,548)	(20,850)	(57,570)	(61,872)
Other (expense) income, net	(9,925)	6,034	(25,453)	4,389
Earnings from continuing operations, before tax	61,535	76,122	149,831	145,141
Income tax benefit (provision)	226,236	(19,973)	214,039	(41,615)
Net earnings from continuing operations	287,771	56,149	363,870	103,526
(Loss) income from discontinued operations, net of tax	(85)	555	(4,647)	(5,502)
Net earnings	287,686	56,704	359,223	98,024
Net loss (earnings) attributable to redeemable noncontrolling interests	2	(294)	(52)	(384)
Net earnings attributable to Match Group, Inc. shareholders	$287,688	$56,410	$359,171	$97,640

Net earnings per share from continuing operations:
Basic	$1.08	$0.22	$1.39	$0.41
Diluted	$0.98	$0.21	$1.22	$0.38
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$1.08	$0.22	$1.38	$0.39
Diluted	$0.98	$0.21	$1.21	$0.36

Basic shares outstanding	267,487	253,176	260,876	250,316
Diluted shares outstanding	293,060	270,024	297,307	268,710

Stock-based compensation expense by function:
Cost of revenue	$430	$378	$1,246	$1,093
Selling and marketing expense	1,146	853	3,253	2,555
General and administrative expense	12,669	7,479	35,740	26,250
Product development expense	5,704	2,008	13,388	10,912
Total stock-based compensation expense	$19,949	$10,718	$53,627	$40,810

MATCH GROUP CONSOLIDATED BALANCE SHEET

	September 30, 2017	December 31, 2016
	(In thousands)
ASSETS
Cash and cash equivalents	$157,576	$253,651
Accounts receivable, net	108,659	63,853
Assets of a business held for sale	—	133,272
Other current assets	45,847	39,618
Total current assets	312,082	490,394
Property and equipment, net	62,934	62,954
Goodwill	1,250,113	1,206,447
Intangible assets, net	230,670	217,682
Deferred income taxes	245,549	5,286
Long-term investments	62,159	55,355
Other non-current assets	12,018	10,560
TOTAL ASSETS	$2,175,525	$2,048,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$18,311	$7,357
Deferred revenue	196,568	161,124
Liabilities of a business held for sale	—	37,058
Accrued expenses and other current liabilities	126,001	108,720
Total current liabilities	340,880	314,259
Long-term debt	1,253,998	1,176,493
Income taxes payable	8,382	9,126
Deferred income taxes	29,297	25,339
Other long-term liabilities	14,968	20,877

Redeemable noncontrolling interest	5,947	6,062

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders' equity	522,053	496,522
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,175,525	$2,048,678

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$363,870	$103,526
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	53,627	40,810
Depreciation	23,619	20,119
Amortization of intangibles	1,208	15,004
Deferred income taxes	(239,796)	(3,123)
Acquisition-related contingent consideration fair value adjustments	4,397	(2,723)
Other adjustments, net	16,578	(1,706)
Changes in assets and liabilities
Accounts receivable	(42,902)	(2,640)
Other assets	(9,001)	(11,741)
Accounts payable and accrued expenses and other current liabilities	15,399	5,244
Income taxes payable	11,923	7,166
Deferred revenue	30,717	25,538
Net cash provided by operating activities attributable to continuing operations	229,639	195,474
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	—	(456)
Capital expenditures	(21,638)	(36,983)
Proceeds from the sale of a business, net	96,144	—
Proceeds from sale of a marketable security	—	11,716
Purchase of investments	(9,076)	(500)
Other, net	41	4,600
Net cash provided by (used in) investing activities attributable to continuing operations	65,471	(21,623)
Cash flows from financing activities attributable to continuing operations:
Term Loan borrowings	75,000	—
Proceeds from bond offering	—	400,000
Proceeds from issuance of common stock pursuant to stock-based awards	57,705	30,246
Cash payments to purchase fully vested equity awards and pay withholding taxes on behalf of employees on net settled stock-based awards	(501,437)	(29,779)
Principal payments on Term Loan	—	(410,000)
Debt issuance costs	(1,814)	(5,048)
Purchase of redeemable noncontrolling interests	(436)	(1,129)
Acquisition-related contingent consideration payments	(23,429)	—
Other, net	(165)	(12,181)
Net cash used in financing activities attributable to continuing operations	(394,576)	(27,891)
Total cash (used in) provided by continuing operations	(99,466)	145,960
Net cash used in operating activities attributable to discontinued operations	(6,061)	(643)
Net cash used in investing activities attributable to discontinued operations	(471)	(3,470)
Total cash used in discontinued operations	(6,532)	(4,113)
Effect of exchange rate changes on cash and cash equivalents	9,923	1,134
Net (decrease) increase in cash and cash equivalents	(96,075)	142,981
Cash and cash equivalents at beginning of period	253,651	88,173
Cash and cash equivalents at end of period	$157,576	$231,154

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

	Nine Months Ended September 30,
(In millions, rounding differences may occur)	2017	2016
Net cash provided by operating activities attributable to continuing operations	$229.6	$195.5
Capital expenditures	(21.6)	(37.0)
Free Cash Flow	$208.0	$158.5
MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2017	2016	2017	2016
Net earnings attributable to Match Group, Inc. shareholders	$287,688	$56,410	$359,171	$97,640
Stock-based compensation expense	19,949	10,718	53,627	40,810
Amortization of intangibles	401	3,382	1,208	15,004
Acquisition-related contingent consideration fair value adjustments	59	(5,129)	4,397	(2,723)
Discontinued operations, net of tax	85	(555)	4,647	5,502
Impact of income taxes and noncontrolling interests	(252,218)	(4,758)	(283,105)	(17,380)
Adjusted Net Income	$55,964	$60,068	$139,945	$138,853

GAAP Basic weighted average shares outstanding	267,487	253,176	260,876	250,316
Subsidiary denominated equity awards, stock options and RSUs, treasury method	25,573	16,848	36,431	18,394
GAAP Diluted weighted average shares outstanding	293,060	270,024	297,307	268,710
Impact of RSUs and other	2,049	991	1,411	773
Adjusted EPS weighted average shares outstanding	295,109	271,015	298,718	269,483

GAAP Diluted EPS	$0.98	$0.21	$1.21	$0.36
Adjusted EPS	$0.19	$0.22	$0.47	$0.52
For GAAP diluted EPS purposes, RSUs, as well as performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis. For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based and market-based RSUs outstanding that the Company believes are probable of vesting.
The impact of income taxes adjusts for items excluded from Adjusted Net Income, including income tax deductions in connection with the exercise of equity awards.

MATCH GROUP RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE

Three Months Ended September 30, 2017
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$91.0	$19.9	$8.1	$0.4	$0.1	$119.6

Three Months Ended September 30, 2016
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$90.9	$10.7	$7.2	$3.4	$(5.1)	$107.1

Nine Months Ended September 30, 2017
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$232.9	$53.6	$23.6	$1.2	$4.4	$315.7

Nine Months Ended September 30, 2016
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$202.6	$40.8	$20.1	$15.0	$(2.7)	$275.8

MATCH GROUP RECONCILIATION OF MARGINS

(Dollars in thousands)	Q3 2017	Q3 2016
Revenue	$343,418	$287,530

Operating income	$91,008	$90,938
Operating income margin	27%	32%

Adjusted EBITDA	$119,564	$107,101
Adjusted EBITDA Margin	35%	37%
See preceding tables for reconciliation of operating income to Adjusted EBITDA.
MATCH GROUP RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

(Dollars in thousands, except ARPPU)	Three Months Ended September 30,
	2017	Change	% Change	2016
Revenue, as reported	$343,418	$55,888	19%	$287,530
Foreign exchange effects	(1,969)
Revenue Excluding Foreign Exchange Effects	$341,449	$53,919	19%	$287,530

(Change calculated using non-rounded numbers)
International ARPPU, as reported	$0.52		3%	$0.50
Foreign exchange effects	(0.01)
International ARPPU, excluding foreign exchange effects	$0.51		2%	$0.50

(Dollars in thousands, except ARPPU)	Nine Months Ended September 30,
	2017	Change	% Change	2016
Revenue, as reported	$951,754	$128,514	16%	$823,240
Foreign exchange effects	6,535
Revenue Excluding Foreign Exchange Effects	$958,289	$135,049	16%	$823,240

(Change calculated using non-rounded numbers)
International ARPPU, as reported	$0.50		(1)%	$0.50
Foreign exchange effects	0.01
International ARPPU, excluding foreign exchange effects	$0.51		1%	$0.50

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS, Revenue Excluding Foreign Exchange Effects and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed in light of the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments, which we describe below, between the GAAP and non-GAAP measures. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses and discontinued operations.
Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes. Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.
Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds. Certain awards provide the employee the option to pay the applicable strike price and withholding taxes or to allow for the award to be net settled.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

DEFINITION OF OPERATING METRIC TERMS USED
Direct Revenue - is revenue that is directly received from an end user of our products.
Indirect Revenue - is revenue that is not received directly from an end user of our products, substantially all of which is advertising revenue.
Average PMC - is calculated by summing the number of paid members, or paid member count (“PMC”), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. PMC as of any given time represents the number of users with a paid membership at that time. Users who purchase only à la carte features from us do not qualify as paid members for purposes of PMC.
Average Revenue Per Paying User (“ARPPU”) - is Direct Revenue from paid members in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on November 8, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, Tinder, PlentyOfFish, Meetic, OkCupid, Pairs, Twoo, OurTime, BlackPeopleMeet and LoveScout24, each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries.
Contact Us
Lance Barton
Match Group Investor Relations
(212) 314-7400

Valerie Combs
IAC Corporate Communications
(212) 314-7361

Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 http://mtch.com